Exhibit 99.1
Aradigm Announces First Quarter 2011 Financial Results
Hayward, CA — May 12, 2011 — Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the first quarter and three months ended March 31, 2011.
Total revenue was $0.2 million for the first quarter of 2011, compared with $4.0 million in revenue for the first quarter of 2010. Revenue for the first quarter of 2010 reflects the receipt of the milestone payment due from Zogenix, Inc. upon the first U.S. sale of SUMAVEL* DosePro* needle-free delivery system for treatment of acute migraine and cluster headaches. Revenue for the first quarter of 2011 reflects the quarterly royalty payment from Zogenix for SUMAVEL product sales.
Total operating expenses for the first quarter of 2011 were $2.6 million, compared with total operating expenses of $4.1 million for the first quarter of 2010. The decrease in operating expenses was primarily due to expense reduction efforts and lower expenses from the Company’s inhaled liposomal ciprofloxacin clinical trials. The Company’s net loss for the first quarter of 2011 was $2.4 million, or $0.01 per share, compared with a net loss of $0.2 million, or $0.00 per share, for the same period in 2010.
As of March 31, 2011, cash, cash equivalents and short-term investments totaled $3.1 million.
Recent Highlights
•	Dr. Paul Bruinenberg, the Company’s Senior Medical Director, will be presenting a poster at the American Thoracic Society’s 2011 ATS International Conference in Denver, Colorado on May 17, 2011. The poster title is “Inhaled Liposomal Ciprofloxacin Significantly Reduces Sputum Pseudomonas Aeruginosa (PA) Density and Increases Time to First Exacerbation in a 168 day Placebo Controlled Study in Non-Cystic Fibrosis Bronchiectasis” and will present results from the Company’s ORBIT-2 clinical trial.

•	The Company will be presenting a poster at the 34th European Cystic Fibrosis Conference in Hamburg, Germany. The poster title is “Safety, Tolerability and Pharmacokinetics of Novel Liposomal Ciprofloxacin Formulations for Inhalation in Healthy Volunteers and Non-Cystic Fibrosis Bronchiectasis Patients” and will be available for viewing from June 8-June 11, 2011.

•	The Company received Notices of Allowance from the U.S. Patent and Trademark Office for the Company’s trademark applications for Lipoquin™ and Pulmaquin™ to be used as marks for ARD-3100 and ARD-3150, respectively.
“We continue to make focused clinical and regulatory progress with our inhaled liposomal ciprofloxacin treatments ARD-3100 and ARD-3150, now known as Lipoquin™ and Pulmaquin™, and are projecting to report the results from the ORBIT-1 Phase 2b study in non-cystic fibrosis bronchiectasis later in the second quarter of 2011. We are also actively engaged in discussions with potential partners to move the inhaled liposomal ciprofloxacin program forward into Phase 3,” said Igor Gonda, CEO and President of Aradigm.

About Aradigm
Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhaled bioterrorism infections and smoking cessation.
More information about Aradigm can be found at www.aradigm.com.
Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the timing and results of clinical trials and the payment of royalties, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 25, 2011, and the Company’s Quarterly Reports on Form 10-Q.
Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.
* Other names and brands may be claimed as the property of others.
SOURCE: Aradigm Corporation
Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2011	2010
Revenues	$182	$4,000

Operating expenses:
Research and development	1,480	2,837
General and administrative	1,135	1,253
Restructuring and asset impairment	10	13

Total operating expenses	2,625	4,103

Loss from operations	(2,443)	(103)

Interest income	2	10
Interest expense	(7)	(109)
Other income (expense), net	1	(2)

Net loss	$(2,447)	$(204)

Basic and diluted net loss per common share	$(0.01)	$(0.00)

Shares used in computing basic and diluted net loss per common share	170,135	99,872

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)	*

ASSETS
Current assets:
Cash and cash equivalents	$2,591	$5,295
Short-term investments	501	251
Receivables	75	180
Prepaid and other current assets	181	180

Total current assets	3,348	5,906
Property and equipment, net	1,431	1,553
Notes receivable	55	54
Other assets	113	115

Total assets	$4,947	$7,628

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	190	257
Accrued clinical and cost of other studies	514	993
Accrued compensation	318	327
Facility lease exit obligation	104	99
Other accrued liabilities	585	450

Total current liabilities	1,711	2,126
Deferred rent	110	99
Facility lease exit obligation, non-current	703	729
Other non-current liabilities	75	75
Shareholders’ equity	2,348	4,599

Total liabilities and shareholders’ equity	$4,947	$7,628

* The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date.
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